UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 10, 2004

LUCENT TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11639	22-3408857

(Commission File Number)	(IRS Employer Identification No.)

600 Mountain Avenue,
Murray Hill, New Jersey	07974

(Address of principal executive offices)	(Zip Code)

(908) 582-8500

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities
SIGNATURES
EXHIBIT INDEX
EX-4.1: WARRANT AGREEMENT

Item 3.02. Unregistered Sale of Equity Securities.

On December 10, 2004, Lucent Technologies Inc. issued 200 million warrants as part of its global settlement approved by the U.S District Court in Newark, New Jersey on December 12, 2003 of what were 54 separate lawsuits, including the consolidated shareowner securities class action lawsuits and related ERISA, bondholder, derivative and state securities cases. Each warrant entitles the holder to purchase one share of the company’s common stock at an exercise price of $2.75 and has an expiration date of December 10, 2007. The warrants were not registered under the Securities Act of 1933 pursuant to an exemption under Section 3(a)(10) of that Act.

The company issued the warrants to the Depository Trust Company (DTC), which is acting as a clearinghouse for banks and brokerage firms that are receiving warrants on behalf of claimants as part of the settlement. The settlement required claimants to identify a brokerage account to be eligible to receive the warrants. Claimants whose recognized claim was valued at $3,000 or less and claimants who did not identify a brokerage account will receive a cash payout in lieu of receiving warrants. The claims administrator accepted approximately 522,000 claimants into the settlement, with about 200,000 of those claimants receiving warrants. The distribution of the warrants is being made pursuant to the plaintiffs’ plan of distribution, which was approved by the U.S. District Court on November 9, 2004.

The warrants are governed by the terms of a Warrant Agreement, dated as of December 10, 2004, between the company and The Bank of New York, as warrant agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LUCENT TECHNOLOGIES INC.

Date: December 10, 2004	By: /s/ Michael C. Keefe

Title: Michael C. Keefe
Name: Managing Corporate Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibits:

Exhibit 4.1	Warrant Agreement (including Form of Warrant Certificate), dated as of December 10, 2004, between Lucent Technologies Inc. and The Bank of New York, as warrant agent.

Exhibit 4.2	Stipulation and Agreement of Settlement dated September 22, 2003, in settlement of litigation in the U.S. District Court for the District of New Jersey, entitled In re Lucent Technologies Inc. Securities Litigation (incorporated by reference to Exhibit 4.8 to the registrant’s registration statement on Form S-3 (Registration No. 333-120984), filed with the SEC on December 3, 2004).